      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2001
                                                REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          AMYLIN PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      33-0266089
         (STATE OR OTHER JURISDICTION                         (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                            9373 TOWNE CENTRE DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 552-2200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JOSEPH C. COOK, JR.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          AMYLIN PHARMACEUTICALS, INC.
                            9373 TOWNE CENTRE DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 552-2200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             THOMAS A. COLL, ESQ.                         JAMES R. TANENBAUM, ESQ.
            DAVID B. BERGER, ESQ.                           ANNA T. PINEDO, ESQ.
              COOLEY GODWARD LLP                       STROOCK & STROOCK & LAVAN LLP
       4365 EXECUTIVE DRIVE, SUITE 1100                       180 MAIDEN LANE
             SAN DIEGO, CA 92121                             NEW YORK, NY 10038
                (858) 550-6000                                 (212) 806-5400

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS
         OF                                                                  PROPOSED MAXIMUM
  SECURITIES TO BE          AMOUNT TO        PROPOSED MAXIMUM OFFERING      AGGREGATE OFFERING         AMOUNT OF
     REGISTERED           BE REGISTERED          PRICE PER SHARE(1)              PRICE(1)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.001
  par value..........       4,085,000                  $10.05                  $41,054,250              $10,264
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the registrant's Common Stock as reported on the Nasdaq National Market on May 10, 2001.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITY HOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 17, 2001

PROSPECTUS

                                4,085,000 SHARES

                          AMYLIN PHARMACEUTICALS, INC.

                                  COMMON STOCK

                           -------------------------

     We are registering our common stock for resale by the security holders identified in this prospectus.

     For a description of the method of distribution of the resale shares, see page 17 of this prospectus.

     Our common stock is currently traded on the Nasdaq National Market under the symbol "AMLN." On May 16, 2001, the last reported sales price for our common stock was $10.00 per share.

                           -------------------------

         INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May   , 2001.

                                  OUR BUSINESS

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated here by reference. References in this prospectus to "our company," "we," "our," and "us" refer to Amylin Pharmaceuticals, Inc.

     We are engaged in the discovery, development and commercialization of drug candidates for the treatment of metabolic disorders.

DRUG DEVELOPMENT PROCESS

     In order to study the safety and effectiveness of our drug candidates we first evaluate their physical and chemical properties in laboratory tests, followed by evaluation of their effects in laboratory animals. If these studies show promise, following procedures established by the FDA, we begin clinical trials of drug candidates in humans. In Phase 1 clinical trials, a drug candidate is given to a small number of healthy volunteers or patients. These Phase 1 studies examine the safety and the size of dose that humans can take without a high incidence of side effects.

     If the Phase 1 trials do not reveal any major problems, such as unacceptable toxicity, we can progress to Phase 2 studies. Phase 2 clinical trials involve giving the drug candidate to patients who have the targeted condition and typically involve up to several hundred patients. Phase 2 studies are used to examine safety and the effects of the drug candidate relative to the disease being treated.

     Phase 3 clinical trials involve larger numbers of patients, typically several hundred to several thousand patients and usually last longer than Phase 2 clinical trials. Typically, if the Phase 3 clinical trials produce acceptable results, all clinical trial data is examined and included in a new drug application submitted to the FDA. If the FDA approves a new drug application, the new drug becomes available for physicians to prescribe.

OUR DRUG CANDIDATES

     SYMLIN. We are developing SYMLIN(TM) (pramlintide acetate) for the treatment of people with diabetes who use insulin. SYMLIN is a synthetic analog of the human hormone, amylin, that was invented by our scientists. We have completed clinical testing of SYMLIN that we believe is sufficient to support FDA approval to market SYMLIN. We submitted a new drug application for SYMLIN to the FDA in December 2000 and this application was filed for review by the FDA in January 2001. In May 2001, we announced that SYMLIN has been scheduled for review by the Endocrinologic and Metabolic Drugs Advisory Committee to the FDA on July 26, 2001. We anticipate submitting a marketing approval application for SYMLIN to European regulatory authorities in the second quarter of 2001.

     In December 2000, we announced our plan for the commercialization of SYMLIN. The plan is designed to enable us to perform sales and marketing activities for SYMLIN in the United States, pending FDA approval. We are also continuing discussions with companies that we believe may add value to our commercialization efforts for SYMLIN in the United States, as well as in Europe, Japan and other markets.

     AC2993. We are developing our second drug candidate, AC2993, for the treatment of type 2 diabetes. AC2993, which is our code name for synthetic exendin-4, is currently in Phase 2 clinical studies. Exendin-4 is a naturally occurring peptide originally isolated from the salivary secretions of the Gila monster.

     AC3056. Our third drug candidate, AC3056, is a compound licensed from Aventis Pharma (formerly Hoechst Marion Roussel). We filed an investigational new drug application for AC3056 with the FDA in June 2000 and commenced Phase 1 clinical trials shortly thereafter. We are evaluating AC3056 for potential utility in the treatment of metabolic disorders relating to cardiovascular disease.

     AC2993 LAR. In May 2000, we entered into a collaboration agreement with Alkermes, Inc. for the development, manufacture and commercialization of an injectable long-acting formulation of AC2993, or AC2993 LAR, with the goal of developing a formulation that would enable a once a month administration of AC2993. In March 2001, Alkermes commenced a Phase 1 study of AC2993 LAR in Europe, which we are funding.

CORPORATE INFORMATION

     We were incorporated in Delaware in September 1987. Our executive offices are currently located at 9373 Towne Centre Drive, San Diego, California 92121, and our telephone number is (858) 552-2200.

     SYMLIN is our trademark. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                                  RISK FACTORS

     Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated in this prospectus by reference) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, as well as those discussed elsewhere in this prospectus and in any other documents incorporated by reference.

     Investment in our shares involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus before purchasing any shares. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

RESULTS FROM OUR CLINICAL TRIALS MAY NOT BE SUFFICIENT TO OBTAIN REGULATORY CLEARANCE TO MARKET SYMLIN OR AC2993 IN THE UNITED STATES OR ABROAD ON A TIMELY BASIS, OR AT ALL.

     Our drug candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA and other regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. The FDA may refuse to approve an application for approval of a drug candidate if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy. Moreover, if the FDA grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution. Foreign regulatory authorities may apply similar limitations or may refuse to grant any approval.

     The data collected from our clinical trials may not be sufficient to support approval of SYMLIN or AC2993 by the FDA or any foreign regulatory authorities. With respect to SYMLIN, the results of the first four Phase 3 clinical studies were not sufficient, standing alone, to support an application with the FDA for marketing approval. In some of these first four studies, the statistical requirements agreed to in advance with the FDA were not met. However, the results of our final two Phase 3 clinical studies for SYMLIN that were reported in August and November 1999 met the statistical requirements that we agreed to with the FDA. We believe that the results of our entire SYMLIN clinical trial program, including the two most recently completed Phase 3 clinical studies of SYMLIN, should support regulatory approval of SYMLIN. However, it is possible that the FDA or other regulatory authorities may deem our SYMLIN clinical trial results insufficient to meet regulatory requirements for marketing approval or may limit approval for only selected uses. Manufacturing facilities operated by the third party manufacturers with whom we contract to manufacture SYMLIN may not pass an FDA or other regulatory authority preapproval inspection for SYMLIN. Any failure or delay in obtaining these approvals could prohibit or delay us from marketing SYMLIN. Consequently, even if we believe that preclinical and clinical data are sufficient to support regulatory approval for SYMLIN, the FDA and foreign regulatory authorities may not ultimately approve SYMLIN for commercial sale in any jurisdiction. If SYMLIN does not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of SYMLIN or any of our other product candidates and we may not be able to generate revenues from the commercial sale of any of our product candidates.

DELAYS IN THE CONDUCT OR COMPLETION OF OUR CLINICAL TRIALS OR THE ANALYSIS OF THE DATA FROM OUR CLINICAL TRIALS MAY RESULT IN DELAYS IN OUR PLANNED FILINGS FOR REGULATORY APPROVALS, OR ADVERSELY AFFECT OUR ABILITY TO ENTER INTO NEW COLLABORATIVE ARRANGEMENTS.

     We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical studies that will cause us or regulatory authorities to delay or suspend our ongoing clinical studies, delay or suspend planned clinical studies, or delay the analysis of data from our completed or ongoing clinical studies. If the results of our ongoing and planned clinical studies for our product candidates are not available when we expect or if we encounter any delay in the analysis of data from our clinical studies:

     - we may be unable to commence Phase 3 studies of AC2993;

     - we may be unable to commence Phase 2 studies of AC3056;

     - we may be unable to commence Phase 2 studies of AC2993 LAR;

     - we may not have the financial resources to continue research and development of any of our product candidates; and

     - we may not be able to enter into collaborative arrangements relating to any product candidate subject to delay in clinical studies or delay in regulatory filings.

     Any of the following could delay the completion of our ongoing and planned clinical studies:

     - delays in enrolling volunteers;

     - lower than anticipated retention rate of volunteers in a trial;

     - negative results of clinical studies; or

     - serious side effects experienced by study participants relating to the drug candidate.

EVEN IF WE OBTAIN INITIAL REGULATORY APPROVAL FOR SYMLIN, IF WE FAIL TO COMPLY WITH EXTENSIVE CONTINUING REGULATIONS ENFORCED BY DOMESTIC AND FOREIGN REGULATORY AUTHORITIES, IT COULD HARM OUR ABILITY TO GENERATE REVENUES AND THE MARKET PRICE OF OUR STOCK COULD FALL.

     Even if we are able to obtain United States regulatory approval for SYMLIN, the approval will be subject to continual review, and newly discovered or developed safety issues may result in revocation of the marketing approval. Moreover, if and when we obtain marketing approval for SYMLIN, the marketing of the product will be subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, including adverse event reporting requirements and the FDA's general prohibition against promoting products for unapproved uses. The SYMLIN manufacturing facilities are also subject to continual review and periodic inspection and approval of manufacturing modifications. Domestic manufacturing facilities are subject to biennial inspections by the FDA and must comply with the FDA's Good Manufacturing Practices regulations. In complying with these regulations, manufacturers must spend funds, time and effort in the areas of production, record keeping, personnel and quality control to ensure full technical compliance. The FDA stringently applies regulatory standards for manufacturing. Failure to comply with any of these postapproval requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. Any of these enforcement actions or any unanticipated changes in existing regulatory requirements or the adoption of new requirements could adversely affect our ability to market products and generate revenues and thus adversely affect our ability to continue as a going concern and cause our stock price to fall.

     The manufacturers of SYMLIN also are subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. In the future, our manufacturers may incur significant costs to comply with those laws and regulations, which could increase our manufacturing costs and reduce our ability to operate profitably.

EXISTING PRICING REGULATIONS AND REIMBURSEMENT LIMITATIONS MAY REDUCE OUR POTENTIAL PROFITS FROM THE SALE OF OUR PRODUCTS.

     The requirements governing product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product licensing approval is granted. As a result, we may obtain regulatory approval for a product in a particular country, but then be subject to price regulations that reduce our profits from the sale of the product. Also, in some foreign markets pricing of prescription pharmaceuticals is subject to continuing government control even after initial marketing approval.

     Our ability to commercialize our products successfully also will depend in part on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors sometimes challenge the prices charged for medical products and services. If we succeed in bringing SYMLIN, AC2993 or any other product candidate to the market, we cannot assure that the products will be considered cost effective and that reimbursement will be available or will be sufficient to allow us to sell the products on a competitive basis.

WE WILL REQUIRE FUTURE CAPITAL AND ARE UNCERTAIN OF THE AVAILABILITY OR TERMS OF ADDITIONAL FUNDING. IF OUR CAPITAL BECOMES INSUFFICIENT AND ADDITIONAL FUNDING IS UNAVAILABLE, INADEQUATE, OR NOT AVAILABLE ON ACCEPTABLE TERMS, IT MAY ADVERSELY AFFECT THE VALUE OF SHARES OF OUR STOCK.

     We must continue to find sources of capital in order to complete the development and commercialization of our product candidates, including SYMLIN, AC2993, AC3056 and AC2993 LAR. Our future capital requirements will depend on many factors, including:

     - our receipt and timing of regulatory approvals for the marketing of SYMLIN;

     - the time and costs involved in obtaining regulatory approvals for any of our product candidates;

     - the costs of manufacturing for any of our product candidates;

     - our ability to effectively market, sell and distribute SYMLIN, subject to obtaining regulatory approval;

     - our ability to establish one or more marketing, distribution or other commercialization arrangements for SYMLIN;

     - progress with our preclinical studies and clinical studies;

     - scientific progress in our other research programs and the magnitude of these programs;

     - the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patents or defending ourselves against competing technological and market developments; and

     - the potential need to repay existing indebtedness.

     You should be aware that:

     - we may not obtain additional financial resources in the necessary time frame or on terms favorable to us, if at all;

     - any available additional financing may not be adequate; and

     - we may be required to use a portion of future financing to repay existing indebtedness to our current or future creditors, including Johnson & Johnson.

     As of March 31, 2001, the total principal and interest due to Johnson & Johnson was approximately $56.5 million, which is secured by our issued patents and patent applications relating to amylin, including several that relate to SYMLIN. In the event our capital becomes insufficient and we are unable to obtain additional financing on acceptable terms, we may not have the financial resources to continue research and development of SYMLIN or any of our other product candidates and we could curtail or cease our operations, which would adversely affect the value of our stock.

WE HAVE A HISTORY OF OPERATING LOSSES, ANTICIPATE FUTURE LOSSES, MAY NOT GENERATE REVENUES FROM PRODUCT SALES AND MAY NEVER BECOME PROFITABLE.

     We have experienced significant operating losses since our inception in 1987. As of March 31, 2001, we had an accumulated deficit of approximately $351 million. We expect to incur significant additional operating losses over the next few years. We have derived substantially all of our revenues to date from development funding, fees and milestone payments under collaborative agreements and from interest income. To date, we have not received any revenues from product sales. To achieve profitable operations, we, alone or with others, must successfully develop, manufacture, obtain required regulatory approvals and market our product candidates. We may never become profitable. If we become profitable, we may not remain profitable.

WE HAVE NOT PREVIOUSLY SOLD, MARKETED OR DISTRIBUTED A PRODUCT AND MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE SYMLIN.

     We have not previously sold, marketed or distributed a product. While we are currently in the process of building a commercial team to carry out market planning, logistics management and sales and marketing functions for SYMLIN, we may be unable to successfully hire and retain key sales and marketing personnel that we will need in order to effectively manage and carry out the commercialization of SYMLIN. Even if we manage to hire and retain necessary personnel, we may be unable to implement our sales, marketing and distribution strategies effectively or profitably. In addition, while our commercialization plan provides for the staged hiring of sales and marketing personnel and deferral of costs, where possible, until the approvability of SYMLIN is determined, in the event that SYMLIN is not approved for marketing by the FDA, we will have incurred significant expenses that will not be recoverable.

OUR ABILITY TO ENTER INTO THIRD PARTY RELATIONSHIPS IS IMPORTANT TO OUR SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF SYMLIN AND OUR POTENTIAL PROFITABILITY.

     We do not currently plan to sell, market or distribute any of our products outside the United States independently. To market any of our products in the United States or elsewhere, we must obtain access to sales and marketing forces with technical expertise and with supporting distribution capability in the relevant geographic territory. With respect to sales, marketing and distribution outside the United States, we believe that we will likely need to enter into marketing and distribution arrangements with third parties for SYMLIN or find a corporate partner who can provide support for commercialization of SYMLIN and/or AC2993. We may also enter into similar arrangements with third parties for the commercialization of SYMLIN within the United States.

     We may not be able to enter into marketing and distribution arrangements or find a corporate partner for SYMLIN in the event we need to do so outside the United States or choose to do so within the United States. If we are not able to enter into a marketing or distribution arrangement or find a corporate partner who can provide support for commercialization of SYMLIN as we deem necessary, we may not be able to successfully perform these marketing or distribution activities. Moreover, any new marketer or distributor or corporate partner for SYMLIN with whom we choose to contract may not establish adequate sales and distribution capabilities or gain market acceptance for our products, if any.

WE DO NOT MANUFACTURE OUR OWN PRODUCT CANDIDATES AND MAY NOT BE ABLE TO OBTAIN ADEQUATE SUPPLIES, WHICH COULD CAUSE DELAYS OR REDUCE PROFIT MARGINS.

     The manufacturing of sufficient quantities of new drug candidates is a time-consuming and complex process. We currently have no facilities for the manufacture of SYMLIN, AC2993, AC3056 or AC2993 LAR. We currently rely on third parties to manufacture our product candidates, including SYMLIN.

     We work with three contract suppliers who have the capabilities for the commercial manufacture of bulk SYMLIN. We currently rely on one manufacturer for dosage form SYMLIN in vials, one manufacturer for dosage form SYMLIN in cartridges and one manufacturer of pens for delivery of

SYMLIN in cartridges. These manufacturers may not be able to make the transition to commercial production. While we believe that business relations between us and our contract manufacturers are good, we cannot predict whether these manufacturers will meet our requirements for quality, quantity or timeliness for the manufacture of bulk SYMLIN, dosage form SYMLIN or pens. Therefore, we may not be able to obtain supplies of products with acceptable quality, on acceptable terms or in sufficient quantities, if at all. Our dependence on third parties for the manufacture of products may also reduce our profit margins and ability to develop and deliver products with sufficient speed.

     If any of our existing manufacturers cease to manufacture, or are otherwise unable to deliver, bulk SYMLIN, dosage form SYMLIN, or pens for the delivery of SYMLIN, we may need to engage another manufacturer. The cost and time to establish manufacturing facilities would be substantial. As a result, using a new manufacturer could disrupt our ability to supply SYMLIN and/or reduce our profit margins. Any delay or disruption in the manufacturing of bulk SYMLIN, dosage form SYMLIN or pens for delivery of SYMLIN could harm our ability to generate product sales, harm our reputation and require us to raise additional funds.

OUR OTHER RESEARCH AND DEVELOPMENT PROGRAMS MAY NOT RESULT IN ADDITIONAL DRUG CANDIDATES, WHICH COULD REQUIRE US TO RAISE ADDITIONAL FUNDS.

     Our research and development programs other than SYMLIN, AC2993, AC3056, and AC2993 LAR are at an early stage. Any additional product candidates will require significant research, development, preclinical and clinical testing, regulatory approval and commitments of resources before commercialization. We cannot predict whether our research will lead to the discovery of any additional product candidates that could generate revenues for us. If we do not develop additional drug candidates or if our discovery efforts are delayed, we may have to raise additional funds to continue our business.

IF OUR PATENTS ARE DETERMINED TO BE UNENFORCEABLE OR IF WE ARE UNABLE TO OBTAIN NEW PATENTS BASED ON CURRENT PATENT APPLICATIONS OR FOR FUTURE INVENTIONS, WE MAY NOT BE ABLE TO PREVENT OTHERS FROM USING OUR INTELLECTUAL PROPERTY.

     As of May 4, 2001, we owned or held exclusive rights to 32 issued United States patents and approximately 28 pending United States patent applications. Of these issued patents and patent applications, we have a total of 16 issued U.S. patents and 8 pending applications that we believe are relevant to the development and commercialization of SYMLIN and one issued United States patent and 13 pending applications that we believe are relevant to the development and commercialization of AC2993 or AC2993 LAR. We also own or hold exclusive rights to various foreign patent applications that correspond to issued United States patents or pending United States patent applications.

     Our success will depend in part on our ability to obtain patent protection for our products and technologies both in the United States and other countries. We cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. For instance, a third party may successfully circumvent our patents. Our rights under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes. In addition, because patent applications in the United States are maintained in secrecy until patents issue and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be sure that the inventors of subject matter covered by our patents and patent applications were the first to invent or the first to file patent applications for these inventions. In the event that a third party has also filed a patent for any of its inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us, even if the eventual outcome is favorable to us. Furthermore, we may not have identified all United States and foreign patents that pose a risk of infringement.

LITIGATION REGARDING PATENTS AND OTHER PROPRIETARY RIGHTS MAY BE EXPENSIVE, CAUSE DELAYS IN BRINGING PRODUCTS TO MARKET AND HARM OUR ABILITY TO OPERATE.

     Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. As a result, the ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Third parties may challenge or infringe upon existing or future patents. In the event that a third party challenges a patent, a court may invalidate the patent or determine that the patent is not enforceable. Proceedings involving our patents or patent applications or those of others could result in adverse decisions about:

     - the patentability of our inventions and products relating to our drug candidates; and/or

     - the enforceability, validity or scope of protection offered by our patents relating to our drug candidates.

     The manufacture, use or sale of any of our drug candidates may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, and fail successfully to defend an infringement action or to have infringing patents declared invalid, we may:

     - incur substantial money damages;

     - encounter significant delays in bringing our drug candidates to market; and/or

     - be precluded from participating in the manufacture, use or sale of our drug candidates or methods of treatment requiring licenses.

CONFIDENTIALITY AGREEMENTS WITH EMPLOYEES AND OTHERS MAY NOT ADEQUATELY PREVENT DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION.

     In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

COMPETITION IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY RESULT IN COMPETING PRODUCTS, SUPERIOR MARKETING OF OTHER PRODUCTS AND LOWER REVENUES OR PROFITS FOR US.

     There are many companies that are seeking to develop products and therapies for the treatment of diabetes and other metabolic disorders. Our competitors include multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. A number of our competitors are pursuing the development of novel pharmaceuticals which target the same diseases that we are targeting, and it is possible that the number of companies seeking to develop products and therapies for the treatment of diabetes and other metabolic disorders will increase. Many of our competitors have substantially greater financial, technical and human resources than we do. In addition, many of these competitors have significantly greater experience than we do in undertaking preclinical testing and human clinical studies of new pharmaceutical products and in obtaining regulatory approvals of human therapeutic products. Accordingly, our competitors may succeed in obtaining FDA approval for products more rapidly than we do and provide these competitors with an advantage for the marketing of products with similar potential uses. Furthermore, if we are permitted to commence commercial sales of products, we may also be competing with respect to manufacturing and product distribution efficiency and sales and marketing capabilities, areas in which we have limited or no experience.

     Our target patient population for SYMLIN is people with diabetes whose therapy includes multiple insulin injections daily. AC2993 is currently being studied for the treatment of type 2 diabetes. Other products are currently in development or exist in the market that may compete directly with the products that we are seeking to develop and market. Various products are available to treat type 2 diabetes, including:

- sulfonylureas                        - meglitinides
- metformin                            - alpha-glucosidase inhibitors
- insulin                              - thiozolidinediones

     In addition, several companies are developing various approaches to improve treatments for type 1 and type 2 diabetes. We cannot predict whether our product candidates, even if successfully tested and developed, will have sufficient advantages over existing products to cause health care professionals to adopt them over other products or that our product candidates will offer an economically feasible alternative to existing products.

WE MAY NOT BE ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL CHANGE IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES, WHICH COULD MAKE OUR PRODUCTS OBSOLETE AND REDUCE OUR REVENUES.

     Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any products that we develop may become obsolete before we recover expenses incurred in developing those products, which may require that we raise additional funds to continue our operations.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR CHIEF EXECUTIVE OFFICER AND OTHER KEY EXECUTIVES AND TO ATTRACT, RETAIN AND MOTIVATE QUALIFIED PERSONNEL.

     We are highly dependent on Joseph C. Cook, Jr., our Chairman and Chief Executive Officer, and the other principal members of our executive and scientific teams, the loss of whose services might impede the achievement of our research, development and commercialization objectives. Recruiting and retaining qualified sales, marketing and scientific personnel will also be critical to our success. Although we believe we will be successful in attracting and retaining skilled and experienced sales, marketing and scientific personnel, we may not be able to attract and retain these personnel on acceptable terms given the competition between numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. We do not maintain "key person" insurance on any of our employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating research and development strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

OUR BUSINESS HAS A SUBSTANTIAL RISK OF PRODUCT LIABILITY CLAIMS, AND INSURANCE MAY BE EXPENSIVE OR UNAVAILABLE.

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Product liability claims could result in a recall of products or a change in the indications for which they may be used. Although we currently have product liability insurance, we cannot assure you that insurance will provide adequate coverage against potential liabilities. Furthermore, product liability insurance is becoming increasingly expensive. As a result, we may not be able to maintain current amounts of insurance coverage, obtain additional insurance or obtain insurance at a reasonable cost or in sufficient amounts to protect against losses that could have a material adverse effect on us.

OUR ACTIVITIES INVOLVE THE USE OF HAZARDOUS MATERIALS, WHICH SUBJECT US TO REGULATION, RELATED COSTS AND DELAYS AND POTENTIAL LIABILITIES.

     Our research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT COULD DISCOURAGE OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF THE ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions in our certificate of incorporation and bylaws, as amended, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions include:

     - allowing our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

     - allowing our board of directors to issue, without stockholder approval, up to approximately 7.4 million shares of preferred stock with terms set by the board of directors;

     - preventing holders of 10% or more of our outstanding common stock from calling a special meeting of our stockholders; and

     - preventing stockholders from taking actions by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders.

     Each of these provisions, as well as selected provisions of Delaware law, could discourage potential takeover attempts and could adversely affect the market price of our common stock. In addition to provisions in our charter documents and under Delaware law, an acquisition of our company could be made more costly by our employee change in control plan, under which our executive officers may receive severance benefits if they are terminated in connection with a change in control.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK BY EXISTING STOCKHOLDERS OR BY US COULD CAUSE OUR STOCK PRICE TO FALL.

     Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that additional sales could occur could cause the market price of our common stock to drop. Likewise, additional equity financings or other share issuances by us, including shares issued in connection with strategic alliances, could adversely affect the market price of our common stock.

SIGNIFICANT VOLATILITY IN THE MARKET PRICE FOR OUR COMMON STOCK COULD EXPOSE US TO LITIGATION RISK.

     The market prices for securities of biopharmaceutical and biotechnology companies, including our common stock, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of these biopharmaceutical and biotechnology companies. Given the uncertainty of our future funding and of regulatory approval of SYMLIN, we expect that we may continue to experience volatility of our stock price throughout 2001. In addition, the following factors significantly affect the market price of our common stock:

     - announcements of additional clinical study results;

     - announcements of determinations by regulatory authorities with respect to our drug candidates;

     - developments in our relationships with current or future collaborative partners;

     - our ability to successfully implement our commercialization strategy for SYMLIN;

     - fluctuations in our operating results;

     - developments in our relationships with third party manufacturers of our products and other parties who provide services to us;

     - public concern as to the safety of drugs developed by us;

     - technological innovations or new commercial therapeutic products by us or our competitors;

     - developments in patent or other proprietary rights;

     - governmental policy or regulation; and

     - general market conditions.

     Broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against those companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect our business, financial condition and results of operations.

                      WHERE YOU CAN FIND MORE INFORMATION

     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF COMMON STOCK.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.

     We incorporate by reference the documents listed below, except as superseded or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - our Notice of Annual Meeting and Proxy Statement for our Annual Meeting of Stockholders to be held on May 24, 2001;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
       and

     - the description of our common stock in our Registration Statement on Form 8-A filed with the SEC on November 27, 1991, including any amendments or reports filed for the purpose of updating this description.

     The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address or phone number:

         Investor Relations
         Amylin Pharmaceuticals, Inc.
         9373 Towne Centre Drive
         San Diego, California 92121
         Telephone: (858) 552-2200

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. The key factors that could cause actual results to differ materially from the forward-looking statements include:

     - scientific and technological uncertainties regarding our product candidates;

     - risks and uncertainties regarding the adequacy of our clinical trial processes and whether the results of those clinical trials will be adequate to support regulatory filings and/or approvals;

     - risks associated with timing of filing for regulatory approval of SYMLIN, and if regulatory approval is received, time to market thereafter;

     - our ability to raise additional needed capital or consummate strategic or corporate partner transactions on favorable terms or at all; and

     - dependence on third party service providers and manufacturers of our products.

     Because the risk factors referred to above, as well as the risk factors beginning on page 4 of this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                SECURITY HOLDERS

     We are registering for resale shares of our common stock held by the security holders identified below. The security holders acquired the resale shares in a private placement transaction from us and one of our existing stockholders. We are registering the shares to permit the security holders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a security holder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate. The following table sets forth:

     - the name of the security holders;

     - the number and percent of shares of our common stock that the security holders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by this registration statement;

     - the number of shares of our common stock that may be offered for resale for the account of the security holders under this prospectus; and

     - the number and percent of shares of our common stock to be held by the security holders after the offering of the resale shares (assuming all of the resale shares are sold by the security holders).

     The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each security holder may offer under this prospectus. We do not know how long the security holders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the security holders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the security holders listed below.

     This table is prepared based on information supplied to us by the listed security holders, Schedules 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of ownership are based on an aggregate of 63,507,333 shares of our common stock issued and outstanding on May 10, 2001. The number of shares beneficially owned by each security holder is determined under rules promulgated by the SEC, and is not necessarily indicative of beneficial ownership for any other purpose.

                                                 SHARES BENEFICIALLY               SHARES BENEFICIALLY
                                                        OWNED          NUMBER OF          OWNED
                                                  PRIOR TO OFFERING     SHARES       AFTER OFFERING
                                                 -------------------     BEING     -------------------
               SECURITY HOLDERS                   NUMBER     PERCENT    OFFERED     NUMBER     PERCENT
               ----------------                  ---------   -------   ---------   ---------   -------
Funds managed by Pequot Capital Management,
  Inc.(1)......................................  1,975,000     3.1%    1,600,000     375,000       *
Funds managed by Cooper Hill Partners,
  LLC(2).......................................  2,138,600     3.4%      500,000   1,638,600     2.6%
Funds managed by Framlington Group PLC(3)......    870,075     1.4%      460,000     410,075       *
Funds managed by Capital Research & Management
  Company(4)...................................  4,582,833     7.2%      450,000   4,132,833     6.5%
Funds managed by Merlin BioMed Group(5)........    592,500       *       400,000     192,500       *
Funds managed by OrbiMed Advisors LLC(6).......    400,000       *       400,000          --       *
Funds managed by Deerfield Management Co.(7)...  3,150,000     5.0%      150,000   3,000,000     4.7%
BioCentive Limited.............................    200,000       *       100,000     100,000       *
Peter Hecht....................................     35,000       *        15,000      20,000       *
Vaughn D. Bryson(8)............................    106,013       *        10,000      96,013       *

-------------------------
 *  less than 1%

(1) With respect to shares beneficially owned prior to offering, includes 774,840 shares held of record by Pequot Healthcare Fund, L.P., 222,420 shares held of record by Pequot Healthcare Institutional Fund, L.P. and 977,740 shares held of record by Pequot Healthcare Offshore Fund, Inc. With respect to number of shares being offered, includes 627,040 shares held of record by Pequot Healthcare Fund, L.P., 180,320 shares held of record by Pequot Healthcare Institutional Fund, L.P. and 792,640 shares held of record by Pequot Healthcare Offshore Fund, Inc.

(2) With respect to shares beneficially owned prior to offering, includes 1,106,308 shares held of record by CLSP, LP, 157,276 shares held of record by CLSP II, LP, 323,262 shares held of record by CLSP SBS-I, LP, 162,274 shares held of record by CLSP SBS-II, LP and 389,480 shares held of record by CLSP Overseas Ltd. With respect to number of shares being offered, includes 261,508 shares held of record by CLSP, LP, 37,976 shares held of record by CLSP II, LP, 76,762 shares held of record by CLSP SBS-1, LP, 38,074 shares held of record by CLSP SBS-II, LP and 85,680 shares held of record by CLSP Overseas Ltd.

(3) With respect to shares beneficially owned prior to offering, includes 428,725 shares held of record by HSBC Global Custody Nominees A/C 811627, as custodial agent for Framlington Health Fund, 316,850 shares held of record by Lares & Co., as custodial agent for Munder Framlington Healthcare Fund, 50,000 shares held of record by HSBC Bank International Ltd. A/C 11697501, as custodial agent for Framlington Health and Income Fund and 24,500 shares held of record by Stanza & Co., as custodial agent for Munder Framlington BioTech 2. With respect to number of shares being offered, includes 250,000 shares held of record by HSBC Global Custody Nominees A/C 811627, as custodial agent for Framlington Health Fund, 150,000 shares held of record by Lares & Co., as custodial agent for Munder Framlington Healthcare Fund, 50,000 shares held of record by HSBC Bank International Ltd. A/C 11697501, as custodial agent for Framlington Health and Income Fund and 10,000 shares held of record by Stanza & Co., as custodial agent for Munder Framlington BioTech 2.

(4) With respect to shares beneficially owned prior to offering, includes 1,372,933 shares held of record by Clipperbay & Co., as nominee for SMALLCAP World Fund, Inc. With respect to number of shares being offered, includes 450,000 shares held of record by Clipperbay & Co., as nominee for SMALLCAP World Fund, Inc.

(5) With respect to shares beneficially owned prior to offering, includes 215,700 shares held of record by Morgan Stanley & Co., as prime broker for Merlin BioMed Int'l, Ltd., 148,500 shares held of record by Morgan Stanley & Co., as prime broker for Merlin BioMed, L.P., 60,300 shares held of record by Morgan Stanley & Co., as prime broker for Merlin BioMed II, L.P., 30,600 shares held of record by Morgan Stanley & Co., as prime broker for Merlin BioMed III, L.P. and 9,400 shares held of record by Morgan Stanley & Co., as prime broker for TAIB Funds, Ltd. With respect to number of shares being offered, includes 184,000 shares held of record by Morgan Stanley & Co., as prime broker for Merlin BioMed Int'l, Ltd., 128,000 shares held of record by Morgan Stanley & Co., as prime broker for Merlin BioMed, L.P., 52,000 shares held of record by Morgan Stanley & Co., as prime broker for Merlin BioMed II, L.P., 28,000 shares held of record by Morgan Stanley & Co., as prime broker for Merlin BioMed III, L.P. and 8,000 shares held of record by Morgan Stanley & Co., as prime broker for TAIB Funds, Ltd.

(6) With respect to shares beneficially owned prior to offering and number of shares being offered, includes 75,000 shares held of record by Caduceus Capital II, LP, 145,000 shares held of record by Winchester Global Trust Company Limited, as trustee for Caduceus Capital Trust, 10,000 shares held of record by PW Eucalyptus Fund Ltd. and 170,000 shares held of record by PW Eucalyptus Fund LLC.

(7) With respect to shares beneficially owned prior to offering, includes 2,223,900 shares held of record by Deerfield Partners, L.P. and 926,100 shares held of record by Deerfield International Limited. With respect to number of shares being offered, includes 105,900 shares held of record by Deerfield Partners, L.P. and 44,100 shares held of record by Deerfield International Limited.

(8) With respect to shares beneficially owned prior to offering, includes 10,000 shares held by Vaughn D. Bryson, and 86,013 shares held by the Vaughn D. Bryson Irrevocable Trust, U-A 1/14/99, 10,795 of which are subject to a repurchase right in favor of our company. Also includes 10,000 shares which Mr. Bryson has the right to acquire within 60 days of May 10, 2001 pursuant to an outstanding option, 4,479 of which are unvested but exercisable pursuant to an early exercise provision. Mr. Bryson is a member of our board of directors. With respect to number of shares being offered, includes 10,000 shares held by Vaughn D. Bryson.

                              PLAN OF DISTRIBUTION

     The security holders may sell the resale shares from time to time in one or more transactions at:

     - fixed prices;

     - market prices at the time of sale;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     The security holders will act independently of us in making decisions regarding the timing, manner and size of each sale. The security holders may effect these transactions by selling the resale shares to or through broker-dealers. Broker-dealers engaged by the security holders may arrange for other broker-dealers to participate in the resales. The resale shares may be sold in one or more of the following transactions:

     - a block trade in which a broker-dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction;

     - a purchase by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

     - an exchange distribution in accordance with the rules of the exchange;

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers;

     - privately negotiated transactions; and

     - a combination of any of the above transactions.

     We may amend or supplement this prospectus from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the supplement will disclose:

     - the name of the selling security holder and the participating broker-dealer;

     - the number of shares involved;

     - the price at which the shares were sold;

     - the commissions paid or discounts or concessions allowed to the broker-dealer;

     - that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

     - other facts material to the transaction.

     In addition, if a security holder notifies us that a donee or pledgee of the security holder intends to sell more than 500 shares, we will file a supplement to this prospectus.

     The security holders may enter into hedging transactions with broker-dealers in connection with distributions of the resale shares. In these transactions, broker-dealers may engage in short sales of the shares to offset the positions they assume with the security holders. The security holders also may sell shares short and redeliver the shares to close out their short positions. The security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the resale shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The security holders also may loan or pledge the resale shares to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

     Broker-dealers or agents may receive compensation from security holders in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the resale shares for whom they act as agents or to whom they sell as principals, or both. A broker-dealer's compensation will be negotiated in connection with the sale and may exceed the broker-dealer's customary commissions. Broker-dealers, agents or the security holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of the resale shares. Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Because security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the security holders.

     The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the security holders or any other person. We will make copies of this prospectus available to the security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

     We will pay all costs, expenses and fees associated with the registration of the resale shares. The security holders will pay all commissions and discounts, if any, associated with the sale of the resale shares. The security holders may agree to indemnify any broker-dealer or agent that participates in sales of the resale shares against specified liabilities, including liabilities arising under the Securities Act. The security holders have agreed to indemnify certain persons, including broker-dealers and agents, against specified liabilities in connection with the offering of the resale shares, including liabilities arising under the Securities Act.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the resale shares by the security holders. All proceeds from the sale of the resale shares will be for the accounts of the security holders.

                                 LEGAL MATTERS

     Cooley Godward LLP, San Diego, California will pass upon the validity of the issuance of the common stock offered by this prospectus.

                                    EXPERTS

     The consolidated financial statements of Amylin Pharmaceuticals, Inc. appearing in Amylin Pharmaceuticals, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER AND SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Our Business..........................    2
Risk Factors..........................    4
Where You Can Find More Information...   13
Disclosure Regarding Forward-Looking
  Statements..........................   14
Security Holders......................   15
Plan of Distribution..................   17
Use of Proceeds.......................   18
Legal Matters.........................   18
Experts...............................   18

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                4,085,000 SHARES
                                  COMMON STOCK

                                     AMYLIN
                             PHARMACEUTICALS, INC.
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                                  MAY   , 2001
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. The security holders will not bear any portion of such expenses. All the amounts shown are estimates except for the registration fee.

SEC Registration Fee........................................  $ 10,264
Legal fees and expenses.....................................  $150,000
Transfer Agent's Fees.......................................  $  5,000
Accounting fees and expenses................................  $ 20,000
Miscellaneous...............................................  $ 14,736
                                                              --------
     Total..................................................  $200,000
                                                              ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 4.1       Amended and Restated Certificate of Incorporation of the
           Registrant.(1)
 4.2       Amended and Restated Bylaws of the Registrant.(1)
 4.3       Certificate of Amendment of Amended and Restated Certificate
           of Incorporation of the Registrant.(2)
 4.4       Amendment to Amended and Restated Bylaws of the
           Registrant.(3)
 4.5       Form of Purchase Agreement dated May 11, 2001 between the
           Registrant, a stockholder of the Registrant and purchasers of the Registrant's Common Stock.
 5.1       Opinion of Cooley Godward LLP.
23.1       Consent of Ernst & Young LLP.
23.2       Consent of Cooley Godward LLP. Reference is made to Exhibit
           5.1.
24.1       Power of Attorney. Reference is made to page II-4.

-------------------------
(1) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 33-44195) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to Registrant's Registration Statement on Form S-3 (No. 333-58831) or amendments thereto and incorporated herein by reference.

(3) Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 17th day of May 2001.

                                          AMYLIN PHARMACEUTICALS, INC.

                                          By:    /s/ JOSEPH C. COOK, JR.
                                            ------------------------------------
                                                    Joseph C. Cook, Jr.
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph C. Cook, Jr. and Mark G. Foletta, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----
            /s/ JOSEPH C. COOK, JR.                       Chairman of the Board           May 17, 2001
------------------------------------------------       and Chief Executive Officer
              Joseph C. Cook, Jr.                     (Principal Executive Officer)

           /s/ JAMES C. BLAIR, PH.D.                             Director                 May 17, 2001
------------------------------------------------
             James C. Blair, Ph.D.

              /s/ VAUGHN D. BRYSON                               Director                 May 17, 2001
------------------------------------------------
                Vaughn D. Bryson

              /s/ GINGER L. GRAHAM                               Director                 May 17, 2001
------------------------------------------------
                Ginger L. Graham

           /s/ HOWARD E. GREENE, JR.                             Director                 May 17, 2001
------------------------------------------------
             Howard E. Greene, Jr.

             /s/ VAUGHN M. KAILIAN                               Director                 May 17, 2001
------------------------------------------------
               Vaughn M. Kailian

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----
            /s/ JAY S. SKYLER, M.D.                              Director                 May 17, 2001
------------------------------------------------
              Jay S. Skyler, M.D.

              /s/ MARK G. FOLETTA                       Vice President of Finance         May 17, 2001
------------------------------------------------       and Chief Financial Officer
                Mark G. Foletta                    (Principal Financial and Accounting
                                                                 Officer)

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 4.1       Amended and Restated Certificate of Incorporation of the
           Registrant.(1)
 4.2       Amended and Restated Bylaws of the Registrant.(1)
 4.3       Certificate of Amendment of Amended and Restated Certificate
           of Incorporation of the Registrant.(2)
 4.4       Amendment to Amended and Restated Bylaws of the
           Registrant.(3)
 4.5       Form of Purchase Agreement dated May 11, 2001 between the
           Registrant, a stockholder of the Registrant and purchasers of the Registrant's Common Stock.
 5.1       Opinion of Cooley Godward LLP.
23.1       Consent of Ernst & Young LLP.
23.2       Consent of Cooley Godward LLP. Reference is made to Exhibit
           5.1.
24.1       Power of Attorney. Reference is made to page II-4.

-------------------------
(1) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 33-44195) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to Registrant's Registration Statement on Form S-3 (No. 333-58831) or amendments thereto and incorporated herein by reference.

(3) Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by reference.